Hartman vREIT XXI, Inc. Files Annual Report

On April 2, 2018, Hartman vREIT XXI, Inc. (the “Company”) filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the Securities and Exchange Commission (SEC).

Shareholders have the ability to receive a hardcopy of the Company’s complete annual audited financial statements free of charge upon request.

To request a copy, shareholders may:

1.

Call Hartman Investors Relations at 877-734-8876;

2.

Write to Hartman Investor Relations at 2909 Hillcroft, Suite 420, Houston, Texas 77057; or

3.

Email Hartman Investor Relations at investorrelations@hartmaninvestment.com.

Access to copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, including amendments to such filings, may be obtained free of charge from our website, http://www.hartmanreits.com/hartman-vreit-xxi/hartman-vreit-xxi-inc/.

About vREIT XXI

Hartman vREIT XXI is a arHTexas-centric real estate investment company formed to acquire, develop and operate a diverse portfolio of value-oriented commercial properties—those with significant potential for growth in income and value from re-tenanting, repositioning, redevelopment, and operational enhancements. For additional information about these investments, please visit www.HartmanREITs.com.

About Hartman

Hartman has extensive experience acquiring, owning, managing and leasing commercial office, retail, light industrial and warehouse properties located in Texas. Since 1983, Hartman and its affiliated entities (including founder, Allen R. Hartman) have sponsored 23 programs and acquired interests in more than 90 real assets totaling approximately $735 million as of December 31, 2017.

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN OR DESCRIBED ELSEWHERE. AN OFFERING IS MADE ONLY BY PROSPECTUS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR PURSUANT TO A VALID EXEMPTION. A COPY OF THE CURRENT PROSPECTUS OR OFFERING DOCUMENT MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH ANY OFFERING AND SHOULD BE READ IN ORDER TO MORE FULLY UNDERSTAND THE IMPLICATIONS AND RISKS OF THE OFFERING TO WHICH IT RELATES. NON-TRADED REIT INVESTMENTS ARE NOT SUITABLE FOR ALL INVESTORS. INFORMATION ABOUT INVESTING IN A SPECIFIC NON-TRADED REIT MUST BE ACCOMPANIED BY A PROSPECTUS, WHICH SHOULD BE READ PRIOR TO INVESTING.

Neither the SEC nor any other U. S. state or federal regulator has passed on or endorsed the merits of any offering or securities described herein or confirmed the adequacy or accuracy of the prospectus. Any representation to the contrary is unlawful. All information contained in this material is qualified in its entirety by the terms of a current prospectus. Investors should consider a program’s investment objectives, risks, charges and expenses before investing. The achievement of any goals is not guaranteed. For more complete information about investing in any program, including risks, charges and expenses, refer to the program’s prospectus. Securities offered through D.H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Suite 100, Kingwood, TX 77339. 800.880.2212.

Media Contact:

Faye King, Managing Director

713-586-2681

fking@hartmaninvestment.com